Exhibit 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Reports
First Quarter 2007 Results of Operations
     Natchez, MS (May 9, 2007) — Callon Petroleum Company (NYSE: CPE) today reported results of operations for the three-month period ended March 31, 2007.
     The company reported that average production in the first quarter was 60.3 million cubic feet of natural gas equivalent per day (MMcfe/d) compared to 56.0 MMcfe/d in the first quarter of 2006, or an increase of 8%. Revenue in the first quarter of 2007, at $45.5 million, was essentially flat with the $45.6 million of revenue reported in the first quarter of 2006. Net income for the three-month period ended March 31, 2007 was $5.8 million, or $0.27 per diluted share, compared to $12.8 million, or $0.60 per diluted share, for the same period in 2006. The difference in net income is almost entirely attributable to a spike in the depreciation, depletion and amortization (DD&A) rate to $4.03 per thousand cubic feet equivalent (Mcfe) in the first quarter of 2007. The DD&A rate is expected to be within a range of $3.28 to $3.38 per Mcfe for the second quarter of 2007 and the balance of 2007. This range is very close to the full year rate in 2006 of $3.14 per Mcfe.
     First Quarter 2007 Discretionary Cash Flow. For the quarter ended March 31, 2007, discretionary cash flow remained consistent at $33.5 million compared to $33.8 million during the same period in 2006. Net cash flow provided by operating activities, as defined by GAAP, totaled $32.9 million and $41.0 million during the quarter ended March 31, 2007 and 2006, respectively. (See “Non-GAAP Financial Measure” and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)
     Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.
(MORE)

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended
(In thousands)	March 31,
(Unaudited)
	2007	2006
Discretionary cash flow	$33,506	$33,780
Net working capital changes and other changes	(637)	7,236

Net cash flow provided by operating activities	$32,869	$41,016

Consolidated Condensed Balance Sheet Information:	March 31,	December 31,
(In thousands)	2007	2006
(Unaudited)
Cash and cash equivalents	$3,064	$1,896
Oil and gas properties, net	542,278	547,027
All other assets	66,090	76,604

Total assets	$611,432	$625,527

Long-term debt excluding current maturities	$225,999	$225,521
All other liabilities	103,438	118,643
Stockholders’ equity	281,995	281,363

Total liabilities and stockholders’ equity	$611,432	$625,527

Production and Price Information:	Three Months Ended
(Unaudited)	March 31,
	2007	2006
Production:
Oil (MBbls)	288	515
Gas (MMcf)	3,702	1,950
Total Production (MMcfe)	5,427	5,042
Average daily (MMcfe)	60.3	56.0

Average prices:
Oil ($/Bbl) (a)	$55.53	$53.95
Gas ($/Mcf)	$7.97	$9.12
Gas equivalent ($/Mcfe)	$8.38	$9.04

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$58.27	$63.48
Basis differentials and quality adjustments	(5.11)	(7.52)
Transportation	(1.14)	(1.27)
Hedging	3.51	(0.74)

Average realized oil price	$55.53	$53.95

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Operating revenues:
Oil sales	$15,968	$27,799
Gas sales	29,516	17,782

Total operating revenues	45,484	45,581

Operating expenses:
Lease operating expenses	6,599	5,905
Depreciation, depletion and amortization	21,847	13,836
General and administrative	2,221	1,726
Accretion expense	1,112	1,419
Derivative expense	—	90

Total operating expenses	31,779	22,976

Income from operations	13,705	22,605

Other (income) expenses:
Interest expense	4,585	4,148
Other (income)	(325)	(330)

Total other (income) expenses	4,260	3,818

Income before income taxes	9,445	18,787
Income tax expense	3,803	6,550

Income before equity in earnings of Medusa Spar LLC	5,642	12,237
Equity in earnings of Medusa Spar LLC, net of tax	161	530

Net income available to common shares	$5,803	$12,767

Net income per common share:
Basic	$0.28	$0.66

Diluted	$0.27	$0.60

Shares used in computing net income per share amounts:
Basic	20,722	19,396

Diluted	21,193	21,329

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

#